As filed with the Securities and Exchange Commission on January 28, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INVESTMENT TECHNOLOGY GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

95-2848406

(I.R.S. Employer Identification No.)

One Liberty Plaza
165 Broadway
New York, NY	10006
(Address of Principal Executive Offices)	(Zip Code)

INDIVIDUAL RESTRICTED STOCK UNIT AWARD AGREEMENTS

(Full Title of the Plan)

Angélique DeSanto, Esq.

Investment Technology Group, Inc.

One Liberty Plaza

165 Broadway

New York, NY 10006

(Name, and Address of Agent for Service)

(212) 588-4000

(Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Investment Technology Group, Inc. (the “Company”) shares of common stock, $.01 par value (“Common Stock”), to be delivered under two stand-alone time-based vesting stock unit award agreements (the “Award Agreements”)	291,404(2)	$16.45(3)	$4,793,595.80	$482.72(4)

(1)

This registration statement (the “Registration Statement”) covers shares of Common Stock which may be offered and sold from time to time pursuant to the Award Agreements. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the number of shares being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the anti-dilution provisions of the Award Agreements.

(2)

Represents 291,404 shares deliverable pursuant to the Award Agreements, pursuant to which stock units were granted as a material inducement of employment to Francis J. Troise to serve as the Company’s Chief Executive Officer.

(3)

Estimated pursuant to paragraphs (c) and (h) of Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for shares of Common Stock on January 26, 2016, as reported on the New York Stock Exchange, which is within five (5) business days prior to the date of this Registration Statement.

(4)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: $100.70 per $1,000,000 of proposed maximum aggregate offering price.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of the Company, filed with the Commission are incorporated by reference into this Registration Statement:

(a)  The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on March 13, 2015 (including portions of our definitive Proxy Statement for the 2015 Annual Meeting of Stockholders incorporated therein by reference);

(b)  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, filed with the Commission on May 11, 2015, August 10, 2015 and November 9, 2015, respectively;

(c)  Our Current Reports on Form 8-K filed with the Commission on January 9, 2015, February 9, 2015, March 9, 2015, April 9, 2015, May 8, 2015, June 8, 2015, June 12, 2015, July 9, 2015, July 29, 2015 (except for Item 2.02), August 4, 2015 (as amended), August 6, 2015, August 10, 2015, September 9, 2015, October 8, 2015, October 19, 2015, November 9, 2015, November 12, 2015, November 16, 2015, December 8, 2015, January 11, 2016 and January 12, 2016 (as amended); and

(d)  The description of the Common Stock of the Company contained in the Company’s Registration Statement on Form S-4 (Registration No. 333-74723, filed with the Commission on March 19, 1999), including any other amendment or report filed with the Commission for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such reports and documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Angélique F. M. DeSanto, Managing Director, General Counsel and Secretary of the Company.  As of January 28, 2016, Ms. DeSanto owns 7,711 shares of the Company’s Common Stock and 21,589 restricted stock units that are payable in an equivalent number of shares of the Company’s Common Stock.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Sections 102 and 145 of the Delaware General Corporation Law (the “DGCL”) set forth the conditions and limitations governing the indemnification of officers, directors and other persons by Delaware corporations.

Generally, Section 145 of the DGCL provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, a Delaware corporation may similarly indemnify such person for expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue and matter as to which such person shall have been adjudged liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall have determined upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. To the extent that a present or former director or officer of a Delaware corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Generally, Section 102(b)(7) of the DGCL provides that the certificate of incorporation of a Delaware corporation may contain provisions eliminating or limiting the personal liability of a director to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of Title 8 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date which such provisions became effective.

Section 145 of the DGCL provides that a Delaware corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against the same pursuant to the provisions of the DGCL.

The Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”), provides for indemnification of directors and officers for liabilities and expenses incurred in defending actions brought against them in such capacities. The Certificate of Incorporation provides that the Company shall indemnify its directors and officers to the maximum extent now or hereafter permitted by law. The Certificate of Incorporation also contains a provision eliminating the personal liability of the Company’s directors to the Company or its stockholders for breaches of fiduciary duty to the maximum extent now or hereafter permitted by law.

The Company maintains directors’ and officers’ liability insurance covering all of the Company’s directors and officers against claims arising out of the performance of their duties.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K for the year ended December 31, 1999).
4.2	Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed November 19, 2014).
5.1	Opinion of General Counsel of the Company with respect to the legality of the Common Stock being registered hereby.
23.1	Consent of General Counsel of the Company (included in Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm.
24.1	Power of Attorney.
99.1

Employment Agreement between the Company and Francis J. Troise dated as of October 16, 2015, including the Award Agreements (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed October 19, 2015).

Item 9. Undertakings

(a)         The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 28th day of January, 2016.

Investment Technology Group, Inc.

By:	/s/ Francis J. Troise
Name:	Francis J. Troise
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated, on this 28th day of January, 2016.

Signature	Title

/s/ Francis J. Troise	Chief Executive Officer, President and Director (Principal Executive Officer)
Francis J. Troise

/s/ Steven R. Vigliotti	Managing Director and Chief Financial Officer (Principal Financial Officer)
Steven R. Vigliotti

/s/ Angelo Bulone	Managing Director and Controller (Principal Accounting Officer)
Angelo Bulone

*	Director (Chairman)
Minder Cheng

*	Director
Brian G. Cartwright

*	Director
Timothy L. Jones

*	Director
R. Jarrett Lilien

*	Director
T. Kelley Millet

*	Director
Steven S. Wood

*By:	/s/ Angélique F. M. DeSanto
Name:	Angélique F. M. DeSanto
Title:	Managing Director, General Counsel and Secretary, Attorney-in-Fact for the Officers and Directors signing in the capacities indicated

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K for the year ended December 31, 1999).
4.2	Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed November 19, 2014).
5.1	Opinion of General Counsel of the Company with respect to the legality of the Common Stock being registered hereby.
23.1	Consent of General Counsel of the Company (included in Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm.
24.1	Power of Attorney.
99.1

Employment Agreement between the Company and Francis J. Troise dated as of October 16, 2015, including the Award Agreements (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed October 19, 2015).